Exhibit 10.32

THIRD AMENDMENT

TO THE CLUBCORP, INC.

OMNIBUS STOCK PLAN

This Third Amendment to the ClubCorp, Inc. Omnibus Stock Plan (the “Amendment”) of ClubCorp, Inc., a Delaware corporation (the “Company”), is executed and delivered to be effective as of the 19th day of September, 2003, by the Company pursuant to the terms of Section 7.2 of the ClubCorp, Inc. Omnibus Stock Plan, as amended (the “Plan”).

RECITIALS:

WHEREAS, the Company originally established the Plan as approved and ratified by the stockholders of the Company, effective February 10, 1998;

WHEREAS, the Plan was previously amended and restated effective as of January 1, 2001 and amended by the First Amendment and Second Amendments to the ClubCorp, Inc. Omnibus Stock Plan, respectively effective as of May 8, 2002 and January 1, 2003;

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted this Amendment to the Plan by unanimous written consent in lieu of a special meeting of the Board of Directors dated January 8, 2004 to clarify language in the stock option agreements and to modify certain definitions, transferability restrictions and consequences for violation of the agreement. Pursuant to the clarifications and modifications, two new forms of stock option agreements have been approved by the Board: an agreement form for option grants effective September 19, 2003 and an agreement form for option grants effective after September 19, 2003, attached hereto as Exhibits A and B.

NOW, THEREFORE, pursuant to the authority of the Board of Directors of the Company under Section 7.2 of the Plan, the Plan is hereby amended as follows:

1. Section 1.6 of the Plan is deleted in its entirety, and the following substituted in lieu thereof:

“1.6 “Cause” shall mean any occurrence of the following: (a) Holder’s engagement in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is materially detrimental to the business interests, reputation or goodwill of the Corporation; (b) Holder’s engagement in any act involving willful dishonesty, disloyalty, or infidelity against the Corporation; (c) Holder’s willful and continued breach or failure to perform under any of the material terms and covenants of this Agreement; or (d) Holder’s willful and continued material breach or failure to perform under any policy established by the Corporation with respect to the operation of the Corporation’s business and affairs, or the conduct of the Corporation’s employees.”

2. Section 1.11 of the Plan is deleted in its entirety and the following substituted in lieu thereof:

“Section 1.11 “Corporation” shall mean ClubCorp, Inc., any successor corporation and all Affiliates.

3. Section 1.34 is hereby added to the Plan:

“Section 1.34 “Competitor” shall mean any person or entity that competes with the Corporation in the private club, athletic club, racquet club, golf or country club including public fee golf courses, timeshare or resort businesses, or any business that the Corporation is engaged in as of the Holder’s last day of employment.”

4. Section 6.1 of the Plan is deleted in its entirety and the following substituted in lieu thereof:

“Section 6.1 “Term of Award”. The provisions of this Section shall apply to the extent a Holder’s Agreement does not expressly provide otherwise. If the Holder’s employment with the Corporation is terminated for Cause, the Option shall terminate immediately upon the Holder’s Involuntary Termination for Cause and cease to be payable or exercisable. If the Holder resigns or voluntarily leaves his or her employment, the Holder shall have the right for thirty (30) days following the date of his or her resignation or voluntary separation to exercise such Option which he or she has been granted, to the extent such Option is exercisable on the date of his or her Termination. If the Holder ceases to be an Eligible Individual by reason of: (a) Disability; (b) retirement on or after age sixty-five (65); or (c) Involuntary Termination without Cause, the Holder shall have the right for twelve (12) months after the date of his or her (a) Disability; (b) retirement on or after age sixty-five (65); or (c) Involuntary Termination without Cause, to exercise an Option to the extent such Option is exercisable on the date of his or her (a) Disability; (b) retirement on or after age sixty-five (65); or (c) Involuntary Termination without Cause. If the Holder ceases to be an Eligible Individual by reason of death, the Holder’s designated beneficiary shall have the right for twelve (12) months after the date of death to exercise the Option, to the extent such Option is exercisable on the date of death. At the end of such twelve (12) month period, the Option shall terminate and cease to be payable or exercisable. Notwithstanding any other provision of this Plan or Agreements, no Option shall be payable or exercisable after the expiration of ten (10) years from the date it is granted.

5. Effective for all option grants effective as of September 19, 2003, Section 6.4 of the Plan is deleted in its entirety and the following substituted in lieu thereof:

“Section 6.4 Forfeiture and Restrictions of Transfer. Each Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Award or otherwise and may also provide for those restrictions on the transferability of shares of the Stock acquired pursuant to an Award or otherwise that the Committee in its sole and absolute discretion may deem proper or advisable. The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Company or its Affiliates for a specified period of time. The restrictions of transferability may include, but need not be limited to, options and rights of first refusal in favor of the Company and shareholders of the Company other than the Holder of such shares of Stock who is a party to the particular Agreement or a subsequent holder of the shares of Stock who is bound by that Agreement.

The Holder may not sell or transfer Stock acquired through the exercise of a New Option unless:

(a) the sale or transfer is of the minimum number of shares of Stock necessary to alleviate a Hardship;

(b) the six (6) month anniversary of the date on which the Option was exercised to acquire such shares of Stock has occurred, in which case he may sell or transfer fifty percent (50%) of such shares of Stock, less any shares of Stock already sold or transferred under the provisions of the preceding section (a) of this paragraph;

(c) the two (2) year anniversary of the date on which the Option was exercised to acquire such shares of Stock has occurred; or

(d) the Holder owns shares of Stock sufficient to meet the minimum ownership level set forth in Appendix A.

Without limiting the generality of the preceding two paragraphs, in addition, all shares of Stock issued pursuant to an exercise of an Option under this Plan shall be subject to the terms and conditions of the shareholders agreement that ClubCorp shall forward to each Holder upon the exercise of an Option. Notwithstanding anything to the contrary in the Plan or the Holder’s Agreement, the Holder shall have no right to have any shares issued to him or her until the Holder has signed the shareholders agreement given to him or her by ClubCorp. Each Agreement may contain or otherwise provide for such other restrictions on the transferability of Stock acquired pursuant to an Option as the Committee, in its sole and absolute discretion, shall deem proper or advisable. Such other restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of ClubCorp and shareholders of ClubCorp. ClubCorp is under no obligation to purchase Stock from Holder, and in particular has no current plans to purchase any Stock held for less than six (6) months by Holder.

6. Effective for all option grants effective on and after September 20, 2003, Section 6.4 of the Plan is deleted in its entirety, and the following substituted in lieu thereof:

“6.4 Forfeiture and Restrictions on Transfer. Each Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Award or otherwise and may also provide for those restrictions on the transferability of shares of the Stock acquired pursuant to an Award or otherwise that the Committee in its sole and absolute discretion may deem proper or advisable. The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Company or its Affiliates for a specified period of time. The restrictions of transferability may include, but need not be limited to, options and rights of first refusal in favor of the Company and shareholders of the Company other than the Holder of such shares of Stock who is a party to the particular Agreement or a subsequent holder of the shares of Stock who is bound by that Agreement.

The Holder may not sell or transfer fifty percent (50%) of the Stock acquired through the exercise of an Option unless the Holder owns shares of Stock sufficient to meet the minimum ownership level set forth in Appendix A.

All shares of Stock issued pursuant to an exercise of an Option under this Plan shall be subject to the terms and conditions of the shareholders agreement that the Company shall forward to each Holder upon the exercise of an Option. Notwithstanding anything to the contrary in the Plan or the Holder’s Agreement, the Holder shall have no right to have any shares issues to him or her until the Holder has signed the shareholders agreement given to him or her by the Company. Each Agreement may contain or otherwise provide for such other restrictions on the transferability of Stock acquired pursuant to an Option as the Committee, in its sole and absolute discretion, shall deem proper or advisable. Such other restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Company and shareholders of the Company. The Company is under no obligation to purchase Stock from Holder, and in particular has no current plans to purchase any Stock held for less than six (6) months by Holder.”

7. Plan Section 6.16 Minimum Withholding Taxes Upon Exercise of Options shall be deleted in its entirety.

8. The first paragraph of Section 8.16 is deleted in its entirety and the following substituted in lieu thereof:

“Section 8.16 Arbitration. Any legal or equitable claims or disputes arising out of or related to the Plan or this Agreement, shall be resolved by binding arbitration. The arbitration proceedings shall be conducted in Dallas, Texas in accordance with the Employment Dispute Resolution Rules (“EDR Rules”) of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. Prior to filing any claim for arbitration, the parties agree to attend a full day of mediation to attempt to resolve the claim or dispute. If the mediation is unsuccessful, either party can file an arbitration claim as described herein.”

9. Effective for all option grants effective on and after September 20, 2003, Appendix A of the Plan is deleted in its entirety, and the following substituted in lieu thereof:

“APPENDIX A

SALARY LEVEL	PERCENT OF BASE PAY
Levels 14 & above	200%

Level 13	100%

Level 12	50%

Levels 9, 10 and 11	No Minimum

10. All initially capitalized terms used without definition herein shall have the meanings set forth therefore in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed and delivered as of the 7th day of September, 2004.

CLUBCORP, INC.

/s/ Thomas T. Henslee
Thomas T. Henslee
Executive Vice President